                                                                   EXHIBIT 23(a)



The Board of Directors
WorldPages.com, Inc.:

We consent to the use of our report dated February 4, 2000, relating to the consolidated balance sheets, of WorldPages.com, Inc. as of December 31, 1999 and for each of the years in the three-year period ended December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the Registration Statement (Amendment No. 1 to Form S-3 (No. 333-35430)) and related prospectus.

                                         /s/ KPMG LLP

St. Louis, Missouri
June 14, 2000